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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Playboy Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of the 2006 Annual Meeting of Stockholders

May 17, 2006

      The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held at Four Seasons Hotel Chicago, located at 120 East Delaware Place, Chicago, Illinois 60611, on Wednesday, May 17, 2006, at 9:00 a.m., local time, for the following purposes:

1.	to elect eight directors, each for a one-year term;

2.	to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006; and

3.	to transact any other business that properly comes before the meeting.
      All holders of record of Playboy Class A common stock at the close of business on March 20, 2006 are entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and the number of shares owned by each will be on display for all purposes germane to the meeting at Playboy’s Chicago office during normal business hours from May 6, 2006 to May 16, 2006. This list will also be on display at the meeting. Holders of Playboy Class B common stock on the record date are also welcome to attend the meeting but are not entitled to vote.
      WE HOPE THAT YOU WILL BE PRESENT AT THE MEETING. IF YOU CANNOT ATTEND AND YOU ARE A HOLDER OF CLASS A COMMON STOCK, WE URGE YOU TO VOTE YOUR SHARES BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. The envelope requires no postage if it is mailed in the United States.

By Order of the Board of Directors

Howard Shapiro
Secretary
April 14, 2006
Chicago, Illinois

PLAYBOY ENTERPRISES, INC.
GENERAL INFORMATION
PROPOSAL NO. 1
ELECTION OF DIRECTORS
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.
MEETINGS AND COMMITTEES OF THE BOARD
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
AVAILABILITY OF CERTAIN DOCUMENTS
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
PLAYBOY STOCK OWNERSHIP
EXECUTIVE COMPENSATION
Equity Compensation Plan Information
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2
OTHER INFORMATION

PLAYBOY ENTERPRISES, INC.
680 North Lake Shore Drive
Chicago, Illinois 60611

Proxy Statement

GENERAL INFORMATION
Annual Meeting Time, Location and Admission Procedure
      The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held on Wednesday, May 17, 2006, at 9:00 a.m., local time, at Four Seasons Hotel Chicago, located at 120 East Delaware Place, Chicago, Illinois 60611.
      All stockholders of record on March 20, 2006, the record date for the Annual Meeting, are invited to attend the Annual Meeting. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
Securities Entitled to Be Voted at the Meeting
      Only shares of our Class A common stock held by stockholders of record on March 20, 2006, the record date for the Annual Meeting, are entitled to be voted at the meeting. Each share of Class A common stock is entitled to one vote. On March 20, 2006, 4,864,102 shares of Class A common stock were outstanding. The Class B common stock is not entitled to be voted at the Annual Meeting. Holders of Class B common stock are receiving this proxy statement for informational purposes only and will not receive a proxy card.
Information About This Proxy Statement
      We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Class A common stock at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. On April 14, 2006, we began mailing these proxy materials to all of our holders of record of Class A common stock and Class B common stock, as of the close of business on March 20, 2006.
Information About Voting
      Holders of Class A common stock can vote in person at the Annual Meeting or by proxy. If you want to vote by proxy, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying envelope, which is postage paid if mailed in the United States. If your shares of Class A common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting.
      If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Class A common stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it with you to the Annual Meeting.
      If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted “for” or “withheld” with respect to all, some or none of the nominees for director and whether your shares should be voted “for,” “against” or

“abstain” with respect to the ratification of the appointment of our independent registered public accounting firm. If you sign, date and return the card without indicating your instructions on how to vote your shares, they will be voted as follows:

•	FOR the election of the eight nominees for director; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.
      If any other matter is presented at the meeting, the holders of your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted upon at the meeting.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing the proxy card enclosed in the accompanying envelope. Voting by proxy will not affect your right to attend the meeting and vote your shares in person.
      You may revoke or change a proxy at any time before it is exercised by any of the following methods:

•	sending a written revocation to Playboy’s Corporate Secretary, Howard Shapiro (which will only revoke the proxy for the class of shares specified in the revocation);

•	signing and delivering a later dated proxy (which will only revoke the proxy for the same class of shares as in the later dated proxy); or

•	voting in person at the meeting.
      Your most current vote is the one that is counted.
Quorum Requirement
      A quorum is necessary to hold a valid Annual Meeting. A majority of the shares of our Class A common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Proxies marked “withheld” or “abstain” are counted as present for establishing a quorum.
Information About Votes Necessary for Action to Be Taken
      All matters to be considered at the Annual Meeting require an affirmative vote of the majority of all shares of Class A common stock present in person or represented by proxy. Proxies marked “withheld” or “abstain” will have the same effect as a vote against the proposals described in this proxy statement. If your shares are held in “street name,” the broker or bank who holds your shares will have the authority to vote your shares with respect to the proposals without your instructions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Playboy’s directors are elected by the stockholders each year at our Annual Meeting. Our directors are elected to serve one-year terms. Our bylaws allow the Board of Directors to fix the number of directors to be elected at each Annual Meeting at not fewer than five and not more than ten. The Board of Directors currently consists of eight members. The Board of Directors has nominated eight individuals for election at the Annual Meeting. Each of the director nominees presented in this proxy statement is currently a director. If reelected, each director’s term will last until the 2007 Annual Meeting or until he or she is succeeded by another qualified director who has been elected or appointed by the Board of Directors.
      Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If a nominee is unavailable for election, the holders of your proxy may vote for another nominee proposed by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Your proxy may not be voted for more than eight nominees.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.
      The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of April 1, 2006.
CHRISTIE HEFNER
Director since 1979
Age 53
      Ms. Hefner was appointed to her present position as Chairman of the Board and Chief Executive Officer of Playboy in November 1988. She joined Playboy in 1975 and worked in a variety of positions with us before being named President in 1982. She is also a board member of the Playboy Foundation, our philanthropic arm.
      In addition, Ms. Hefner is a member of the Board of Directors of the Magazine Publishers of America, the industry association for consumer magazines; Business Committee for the Arts, Inc., an organization helping businesses establish alliances with the arts that meet business objectives; and Museum of Television & Radio Media Center; and Canyon Ranch Health Resort. She is on the Board of Trustees of Rush University Medical Center.
      She is also on the Advisory Boards of the American Civil Liberties Union and The Creative Coalition, and is a founding member of The Chicago Network, an organization of professional women from the Chicago metropolitan area who have reached the highest echelons of business, the arts, government, the professions and academia. She is a founding partner of The Directors’ Council, which is dedicated to meeting the increasing needs of public boards for independent directors by increasing the diversity of boards.
      Ms. Hefner is a member of The Chicago Council on Foreign Relations and the National Cable Television Association’s Diversity Committee.
      Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief and Chief Creative Officer.
DENNIS S. BOOKSHESTER
Director since 1990
Age 67
      Mr. Bookshester joined America’s PowerSports as Chairman and CEO in March 2006, a motorcycle dealer network. Prior to that, he was the Chief Executive Officer of Turtle Wax Inc., a company specializing in auto appearance chemistry, from January 2004 to May 2005. He has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since November 1997. Concurrently,

Mr. Bookshester was the Chief Executive Officer of Fruit of the Loom, Inc. from June 1999 to May 2002. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is the Commissioner of the Illinois Racing Board and a member of the board of directors of Northwestern Hospital Foundation. He is on the Visiting Committee of the University of Chicago Graduate School of Business, the University of Chicago Visiting Committee to Biological Sciences and Pritzker School of Business. Mr. Bookshester is a member of the Audit Committee of the Board.
DAVID I. CHEMEROW
Director since 1996
Age 54
      Mr. Chemerow joined Olympus Media, LLC as Senior Vice President and Chief Financial Officer in June 2005, a firm specializing in advertising through billboards. Prior to that, he was the Chief Operating Officer for TravelCLICK, Inc., a leading provider of solutions that help hotels maximize profit from electronic distribution channels, from December 2003 through August 2004. He was also the Chief Operating Officer of ADcom Information Services, Inc., which provides ratings for viewership of TV programs to cable operators, from July 2002 through December 2003. He served as President and Chief Executive Officer of Soldout.com, Inc. from May 2000 through July 2000 and was President and Chief Operating Officer from September 1999 through April 2000. Soldout.com, Inc. was a premium event and entertainment resource, specializing in sold out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, from April 1998 to September 1999; he served as Executive Vice President and Chief Operating Officer from May 1997 to April 1998. From April 1996 to May 1997, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally engaged in providing distributed computing management solutions. Beginning in 1990 and prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of Playboy. Mr. Chemerow is also a member of the Board of Directors of Dunham’s Athleisure Corporation, a sporting goods retailer. Mr. Chemerow is the Chairman of the Audit Committee of the Board.
DONALD G. DRAPKIN
Director since 1997
Age 58
      Mr. Drapkin has been Vice Chairman and a Director of MacAndrews & Forbes Holdings Inc. and various affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a Director (or member of the Board of Managers, as applicable) of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Allied Security Holdings, LLC, Anthracite Capital, Inc., Nephros, Inc., Revlon Consumer Products Corporation, Revlon, Inc. and SIGA Technologies, Inc. Mr. Drapkin is a member of the Compensation Committee of the Board.
JEROME H. KERN
Director since 2002
Age 68
      Mr. Kern has been the Chairman of Symphony Media Systems, LLC since 2002 and President of Kern Consulting, LLC since 2001. Prior to that, Mr. Kern was Chairman and Chief Executive Officer of On Command Corporation. Prior to his position at On Command, he served as Vice Chairman and a member of the Board of Directors of Tele-Communications, Inc. (TCI). For more than 20 years, Mr. Kern was the principal outside legal counsel to TCI and Liberty Media Corporation (Liberty Media), including from 1992 to 1998, when he served as senior partner of Baker Botts, L.L.P. Mr. Kern is a member of the Audit Committee of the Board.
RUSSELL I. PILLAR
Director since 2003
Age 40
      Mr. Pillar is Co-Founder and Managing Director of Catalytic Capital LLC and its predecessor and related entities, all investment and advisory vehicles focused on creating value at the intersection of media, technology, and consumer brands, and has served in that and similar capacities since October 1991. From January 2000 until February 2006 he was Viacom and CBS’s chief digital media strategy and execution executive, serving in a variety of positions including Senior Advisor, Viacom; President, Viacom Digital Media Group; and President and Chief Executive Officer, CBS Internet Group. Prior to his tenure at Viacom, he was President, Chief Executive Officer, and a Director of Richard Branson’s Virgin Entertainment Group. Prior to his tenure at Virgin, he co-led the leveraged buyout, turnaround, and subsequent public offering of Prodigy, serving over a more than four year span in a variety of positions including Vice Chairman of the Board of Directors and President and Chief Executive Officer of Prodigy Internet. Over the past two decades he has served as a Board member of more than a dozen public and private companies. Mr. Pillar, a Crown Fellow at the Aspen Institute, graduated Phi Beta Kappa, cum laude with an A.B. in East Asian Studies from Brown University. Mr. Pillar is a member of the Compensation Committee of the Board.
SOL ROSENTHAL
Director since 1985
Age 71
      Mr. Rosenthal has been Of Counsel to the Los Angeles office of the law firm of Arnold & Porter LLP since July 2000. Prior to that he was Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. from May 1996 through June 2000. Prior to that, he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is the Chairman of the Compensation Committee of the Board.
RICHARD S. ROSENZWEIG
Director since 1973
Age 70
      Mr. Rosenzweig has been Executive Vice President of Playboy since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with Playboy have included Executive Vice President, Publications Group, and Associate Publisher, Playboy Magazine. He has been with Playboy since 1958.
MEETINGS AND COMMITTEES OF THE BOARD
      The Board of Directors held eight meetings during 2005. In addition to meetings of the full Board, directors also attend meetings of Board committees on which they serve. Each of our directors attended at least 75 percent of all the meetings of the Board and of the Board committees on which he or she served during 2005. The non-management directors also meet periodically in executive sessions without management. The non-management director designated to preside at such executive sessions rotates among such non-

management directors. Information with respect to Playboy’s policy for communication with directors, including the non-management directors, is described in the section of this proxy statement titled “Stockholder Communications with Directors.” The Board of Directors has a standing audit committee and a standing compensation committee, which are described below. The Board does not have a standing nominating committee.
      Our Board of Directors is composed of eight individuals. The Board of Directors has affirmatively determined that all directors, other than Ms. Hefner and Mr. Rosenzweig, are “independent directors” under the listing requirements of the New York Stock Exchange. Specifically, these six directors have no material relationship with Playboy, either directly or as a partner, shareholder or officer of an organization that has a relationship with Playboy. In making these determinations, the Board of Directors considered the fact that none of these directors had any relationships with Playboy of the types set forth in the listing requirements of the New York Stock Exchange nor any other relationships that in the Board’s judgment would interfere with the director’s independence. Ms. Hefner and Mr. Rosenzweig are both executive officers of Playboy and, therefore, are not independent directors.
Audit Committee
      The audit committee of the Board is currently comprised of three directors, Messrs. Chemerow (who serves as Chairman), Bookshester and Kern. The functions of the audit committee and its activities during 2005 are described in the section of this proxy statement titled “Report of the Audit Committee.”
      During 2005, the Board of Directors examined the composition of the audit committee and confirmed that all members of the audit committee are “independent” and “financially literate” and that Mr. Chemerow qualifies as an “audit committee financial expert,” in each case under the applicable New York Stock Exchange listed company rules and the Securities and Exchange Commission regulations governing audit committees. Mr. Chemerow acquired his financial expert attributes principally through years of experience as chief financial officer or controller of several companies as well as president and chief operating officer of several companies where he actively supervised principal financial officers and actively oversaw the preparation and evaluation of financial statements. Mr. Chemerow’s experiences are described in the section of this proxy statement titled “PROPOSAL NO. 1 — ELECTION OF DIRECTORS.”
      The audit committee met ten times during 2005.
Compensation Committee
      The compensation committee of the Board is currently comprised of three directors, Messrs. Rosenthal (who serves as Chairman), Drapkin and Pillar. The key functions of the compensation committee include reviewing and approving our goals and objectives concerning compensation of corporate officers and certain other key employees, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and determining and approving her compensation level based on this evaluation, evaluating the performance of other corporate officers in light of these goals and objectives, reviewing the competitiveness of our compensation practices and determining and approving salary and termination arrangements for, and all proposed contracts and transactions with, all of our employees whose salaries and bonuses are more than $350,000 but less than $500,000 per year, excluding corporate officers.
      Other key responsibilities of the compensation committee include reviewing and making recommendations to the Board concerning our employee benefit programs, making recommendations to the Board concerning compensation, salary or termination arrangements for, and all proposed contracts and transactions with, corporate officers and any employee of Playboy (including Mr. Hefner) whose salary and bonus equals or exceeds $500,000 per year, administering our stock incentive plans for key employees and non-employee directors and determining which of our employees are eligible to participate in those plans and administering our employee stock purchase plan.
      The compensation committee met five times during 2005.

Board Nominations
      Playboy is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board’s oversight of the business and affairs of Playboy and have an impeccable record and reputation for honest and ethical conduct. Our Board of Directors is composed of eight individuals, six of whom the Board of Directors have affirmatively determined to be “independent” directors under the listing requirements of the New York Stock Exchange. Because more than 50 percent of our voting shares are owned by a single individual, the NYSE listing requirements do not require us to have a separate nominating committee composed solely of independent directors to identify and select individuals to serve on our Board. However, we believe the independent composition of our Board of Directors enables us to achieve the purposes of an independent nominating committee by using the full Board. Accordingly, each member of the Board of Directors participates in the consideration of director nominees.
      Our Board of Directors will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Board of Directors will take into consideration its needs and the qualifications of the candidate. To have a candidate considered by the Board of Directors, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Playboy stock, including the number and class of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Playboy and the person’s consent to be named as a director if nominated by the Board of Directors.
      The stockholder recommendation and information described above must be sent to the Secretary at Playboy Enterprises, Inc., 680 N. Lake Shore Drive, Chicago, Illinois 60611 and must be received by the Secretary not less than 120 days prior to the anniversary date of Playboy’s most recent annual meeting of stockholders.
      In addition to the factors described above, the Board of Directors examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management, Playboy and its principal stockholder. The Board of Directors also seeks to have its members represent a diversity of backgrounds and experience.
      The Board of Directors identifies potential nominees by asking current directors and executive officers to identify people meeting the criteria described above that are available to serve on the Board. As described above, the Board of Directors will also consider candidates recommended by stockholders.
      Once a person has been identified as a potential candidate, the Board of Directors may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Board of Directors determines that the candidate warrants further consideration, the Chairman or another member of the Board contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Board of Directors requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Board of Directors might be considering, and conducts one or more interviews with the candidate. In certain instances, the Chairman or another member of the Board may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Board’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number and class of shares held by the recommending stockholder and the length of time that such shares have been held and the needs of the Board at the time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
      The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Secretary” at Playboy Enterprises, Inc., 680 N. Lake Shore Drive, Chicago, Illinois 60611.
      All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
      We also have a 24-hour toll-free telephone number (1-866-376-4117) and a dedicated email address (pla@openboard.info) for receiving complaints or concerns regarding accounting and auditing matters. There is also a secure web page at www.openboard.info/ PLA providing the ability to access an Internet-based message interface that will deliver a secure message. In addition, we have a secure post office box (P.O. Box 11177, Chicago, IL 60611) for the same purpose. Complaints or concerns regarding accounting and auditing matters will be handled in accordance with procedures adopted by the audit committee.
      It is Playboy’s policy that each of our directors should attend the Annual Meeting absent circumstances which makes attendance impossible. All of our directors were in attendance at the 2005 Annual Meeting.
AVAILABILITY OF CERTAIN DOCUMENTS
      Posted on our website www.playboyenterprises.com in the “Investor Relations — Corporate Governance” section are the charters of the audit committee and compensation committee of our Board of Directors, our Code of Business Conduct and our Corporate Governance Guidelines. Copies of these documents are also available free of charge by sending a request to Investor Relations, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. Information made available on our website does not constitute a part of this document.
DIRECTOR COMPENSATION
      Directors who are Playboy employees receive no compensation for their services as directors. During 2005, non-employee directors earned an annual fee of $36,000. This annual fee was payable in quarterly installments. At least half of this annual fee is payable in shares of Class B common stock. The Chairman of our compensation committee earns an additional fee of $5,000 per year and the Chairman of our audit committee earns an additional fee of $10,000 per year. Each member of our audit committee other than the Chairman of the audit committee earns an additional fee of $5,000 per year. At least half of these additional fees to the Chairman of our compensation committee and the Chairman and members of our audit committee are paid in shares of our Class B common stock. In addition, each non-employee director earned a fee of $1,000, payable in shares of Class B common stock, for each Board meeting in which he participated, except that no fee was paid in connection with telephonic only Board meetings. All of our non-employee directors participated in all five of the Board meetings for which fees were paid, except for Mr. Drapkin who attended three. Messrs. Bookshester, Chemerow, Drapkin, Kern, Pillar and Rosenthal earned total compensation of $46,000, $51,000, $39,000, $46,000, $41,000 and $46,000, respectively, in 2005.
      Since October 1992, non-employee directors have also been eligible to participate in Playboy’s Deferred Compensation Plan for Non-Employee Directors, which we call the DCP, under which they may elect to defer receipt of part or all of their annual fees, committee fees and per-meeting payments. All amounts deferred and earnings credited are 100 percent vested immediately and are general unsecured obligations of Playboy.
      Each non-employee director other than Mr. Pillar is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors. We call this stock option plan the 1991 Directors’ Stock Option Plan. Under the 1991 Directors’ Stock Option Plan, each director is granted a non-qualified stock option to purchase shares of Class B common stock. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date that the option was initially granted, unless accelerated according to the terms of the 1991 Directors’ Stock Option Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Directors’ Stock Option Plan generally expire ten years after the date of grant, although they may expire earlier. Shares issued upon the exercise of options granted under the 1991 Directors’ Stock Option Plan may be either treasury shares or newly-issued shares.
      Each non-employee director is a participant in the Amended and Restated 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., as amended. We call this equity plan the 1997 Equity Plan. Under the 1997 Equity Plan, we from time to time grant non-employee directors shares of restricted stock and/or non-qualified stock options to purchase shares of Class B common stock. Each option is generally exercisable in four equal annual installments, beginning on the first anniversary of the date that the option was initially granted, unless accelerated according to the terms of the 1997 Equity Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1997 Equity Plan generally expire ten years after the date of grant, although they may expire earlier. Shares issued upon the exercise of options granted under the 1997 Equity Plan may be either treasury shares or newly-issued shares.

EXECUTIVE OFFICERS
      The following information is provided with respect to Playboy’s executive officers, except for Ms. Hefner and Mr. Rosenzweig, whose information is provided in the section of this proxy statement titled “PROPOSAL NO. 1—ELECTION OF DIRECTORS.” Playboy’s officers hold their offices until their successors are chosen and qualified. The ages of the executive officers are as of April 1, 2006.
JAMES F. GRIFFITHS
Senior Executive Vice President and
  President, Entertainment Group
Age 52
      Mr. Griffiths was appointed to his position as Senior Executive Vice President in January 2004 and was appointed to his additional position as President, Entertainment Group in June 2004. He joined Playboy from Metro-Goldwyn-Mayer (MGM) where he spent six years as President, Worldwide Television Distribution. He oversaw the global distribution of movies and television programs and supervised MGM Networks, Inc., the company’s cable and satellite channel ventures. Mr. Griffiths joined MGM from Creative Artists Agency where he served as Director of the Entertainment Ventures Group and helped create Tel-TV and the Sundance Channel as well as other business and content opportunities. He began his professional career as a Senior Accountant with Price Waterhouse and was recruited to Home Box Office, Inc. where he spent eight years. Mr. Griffiths later served as President of Worldwide Pay Television and International Home Video at Twentieth Century Fox before joining Star Television in 1993 as Managing Director in Hong Kong.
LINDA G. HAVARD
Executive Vice President, Finance and Operations,
  and Chief Financial Officer
Age 51
      Ms. Havard was appointed to her present position in May 1997. From August 1982 to May 1997, she held various financial and management positions at Atlantic Richfield Company or ARCO. From October 1996 to May 1997, Ms. Havard served as ARCO’s Senior Vice President in the Global Energy Ventures division. She also served as ARCO’s Vice President of Corporate Planning from January 1994 to December 1996. Her other positions with ARCO included Vice President, Finance, Planning and Control, ARCO Transportation Co. and President, ARCO Pipe Line Co. Ms. Havard serves as a member of the UCLA Foundation Board of Councillors, the Board of Trustees of the Chicago School of Professional Psychology, and the Board of the Chicago Finance Exchange.
HUGH M. HEFNER
Editor-in-Chief and Chief Creative Officer
Age 79
      Mr. Hefner founded Playboy in 1953. He assumed his present position in November 1988. From October 1976 to November 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie Hefner, Chairman of the Board and Chief Executive Officer.
MARTHA O. LINDEMAN
Senior Vice President, Corporate Communications
  and Investor Relations
Age 55
      Ms. Lindeman was appointed to her present position in September 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

HOWARD SHAPIRO
Executive Vice President, Law and Administration,
  General Counsel and Secretary
Age 58
      Mr. Shapiro was appointed to his present position in May 1996. From September 1989 to May 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From May 1985 to September 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From July 1984 to May 1985, he served as Senior Vice President and General Counsel. From September 1983 to July 1984, he served as Vice President and General Counsel. From May 1981 to September 1983, he served as Corporate Counsel. From June 1978 to May 1981, he served as Division Counsel. From November 1973 to June 1978, he served as Staff Counsel.
ALEX VAICKUS
Executive Vice President and President,
  Global Licensing
Age 46
      Mr. Vaickus was appointed to his present position in November 2002. From August 2000 to November 2002, Mr. Vaickus served as Senior Vice President and President of the Licensing Group. Mr. Vaickus previously served as Playboy’s Senior Vice President of Strategy, Planning and Operations and was responsible for managing the strategic planning process and all corporate level business development activities, including the evaluation of acquisitions and new business opportunities. Prior to joining Playboy in 1998, Mr. Vaickus was Vice President of Business Development with ConAgra Refrigerated Prepared Foods and Vice President of Business Planning and Finance for Sara Lee/ DE, a division of Sara Lee Corporation. He spent 12 years at Sara Lee, where he held various positions, including Executive Director of U.S. Foods and Director of Business Planning.

PLAYBOY STOCK OWNERSHIP
Playboy Stock Ownership by Certain Beneficial Owners
      The following table provides information about each person who we believe, based on a review of filings with the Securities and Exchange Commission, as of February 28, 2006, beneficially owns more than 5 percent of our outstanding Class A common stock.

	Number of Shares
	of Class A	Percent
Name and Address	Common Stock	of Class

Hugh M. Hefner, Trustee(1)	3,381,836	69.53%
The HMH Playboy Stock Trust 2706 Media Center Drive Los Angeles, California 90065
Pequot Capital Management, Inc.(2)	535,900	11.00%
500 Nyala Farm Road Westport, Connecticut 06880

(1)	Mr. Hefner, founder of Playboy and Editor-in-Chief and Chief Creative Officer, owns these shares through The HMH Playboy Stock Trust. Mr. Hefner has sole investment and voting power over these shares. Mr. Hefner has indicated his intent to vote his shares on the matters specified in this proxy statement in accordance with the recommendations made in this proxy statement by the Board of Directors.

(2)	Information as to Pequot Capital Management, Inc. is based upon a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. Such report was filed by Pequot Capital Management, Inc. and indicates that the stockholder had sole voting power with respect to 518,400 shares and sole dispositive power with respect to 535,900 shares.
Playboy Stock Ownership by Directors and Executive Officers
      Playboy has adopted minimum stock ownership requirements for each of its directors. Each director is expected to acquire, within two years of becoming a director, not less than 15,000 shares of our common stock and to maintain that level of investment throughout his or her term. We review directors’ status with these requirements annually. As of December 31, 2005, all of our directors have achieved the stock ownership requirements.
      Playboy has also adopted a Stock Retention Policy for certain members of its executive management, the purpose of which is to promote the accumulation of Playboy stock among executive management in order to ensure and demonstrate to our stockholders that the interests of Playboy’s top managers are aligned with those of our other stockholders. As of December 31, 2005, Ms. Havard, Ms. Hefner, Mr. Griffiths, Ms. Lindeman, Mr. Rosenzweig, Mr. Shapiro, and Mr. Vaickus were subject to the requirements of the Stock Retention Plan. The stock retention thresholds are set at approximately two times average base salary for each officer subject to the plan, except for Ms. Hefner, whose threshold is set at approximately five times her average base salary. We review officers’ status with these requirements annually. If an officer has not achieved the stock ownership requirement at the end of the year, a portion of that officer’s incentive compensation may be paid in the form of shares of Class B common stock.

      The following table shows, as of February 28, 2006, the amount of common stock beneficially owned by each of our directors and by each individual named in the Summary Compensation table on page 17 of this proxy statement, and by all directors and executive officers as a group. In general, “beneficial ownership” includes those shares over which a person has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 28, 2006. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class B	Class B
	Common	Common	Common	Common
Name(1)	Stock	Stock	Stock	Stock

Dennis S. Bookshester(2)	3,000	*	48,456	*
David I. Chemerow(2)	800	*	72,019	*
Donald G. Drapkin(2)	—	*	47,500	*
James Griffiths(2)	—	*	47,009	*
Linda G. Havard(2)	—	*	269,102	*
Christie Hefner(2)	72,274	1.49%	1,274,346	4.34%
Hugh M. Hefner	3,381,836	69.53%	7,934,666	28.06%
Jerome H. Kern(2)	—	*	24,486	*
Russell I. Pillar(2)	—	*	28,049	*
Sol Rosenthal(2)	250	*	53,843	*
Richard S. Rosenzweig(2)	365	*	225,675	*
Alex Vaickus(2)	—	*	122,939
All Directors and Executive Officers as a group (14 persons)(2)	3,458,540	71.10%	10,555,723	34.71%

*	Less than 1 percent of the total shares outstanding.

(1)	In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Pillar, who owns 18,049 shares of Class B common stock through Pillar Living Trust and shares voting and investment power with his wife.

(2)	Includes the following shares of our Class B common stock that are subject to installments of stock option grants made under the Second Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan, as amended, which we call the 1995 Stock Incentive Plan, the 1991 Directors’ Stock Option Plan and the 1997 Equity Plan, which were either exercisable on February 28, 2006, or are exercisable within 60 days of February 28, 2006.

Class B
Name	Common Stock

Dennis S. Bookshester	27,500
David I. Chemerow	27,500
Donald G. Drapkin	32,500
James Griffiths	45,000
Linda G. Havard	243,000
Christie Hefner	1,108,221
Jerome H. Kern	7,500
Russell I. Pillar	10,000
Sol Rosenthal	27,500
Richard S. Rosenzweig	169,000
Alex Vaickus	113,500
All Directors and Executive Officers as a group (14 persons)	2,134,721

EXECUTIVE COMPENSATION
Report of the Committee on Executive Compensation
      This report by the compensation committee and the Performance Graph on page 23 shall not be deemed to be incorporated by reference by any general statement that incorporates by reference these proxy materials into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and they shall not otherwise be deemed to be “soliciting material” or to be “filed” thereunder.
      Playboy’s executive compensation programs are administered by the compensation committee of the Board of Directors. Messrs. Rosenthal (who is the Chairman), Drapkin and Pillar served as members of the compensation committee during 2005. None of these three directors has ever served as an officer of Playboy.
      Playboy’s executive compensation programs are designed to help Playboy achieve its business objectives by:

•	setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

•	providing incentive compensation that varies directly with both Playboy’s financial performance and the individual executive’s contribution to that performance; and

•	linking compensation to elements that affect both short-term and long-term share performance.
      Therefore, the compensation committee’s primary mission is to structure and administer a range of compensation programs designed to enable Playboy to attract and retain executive talent in a marketplace that is both highly competitive and well-known for its individually tailored compensation packages. To help it fulfill this mission, the compensation committee periodically evaluates the competitiveness of Playboy’s executive compensation programs, using information drawn from a variety of sources, such as published survey data, information supplied by consultants and its own experience in recruiting and retaining executives. A list of the criteria the compensation committee considers when it establishes compensation programs and the factors it considers when it determines an executive’s compensation is supplied in this report.

Base Salary
      The compensation committee sets the base salaries and salary ranges for executives based primarily on competitive market data and the executive’s level of responsibility. The committee uses outside executive compensation consultants to periodically review these salaries and salary ranges. The committee reviews salary ranges once a year, and adjusts them as necessary, considering a number of factors including Playboy’s financial performance. The committee also reviews executives’ salaries once a year, and bases any adjustments on each executive’s individual performance, while also considering his or her total compensation package and external market data. While some of the companies in the peer group chosen for comparison of stockholder returns in the Performance Graph on page 23 may be included in the surveys and information the compensation committee considers in setting executives’ salaries, there is no set peer group against which those salaries are measured. Instead, the committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and industry-specific data relative to a particular position when they are available. For 2005, the committee continued its practice of restraining base salaries and salary grade ranges. This is consistent with the committee’s current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short-term and long-term incentives.

Short-Term Incentives
      Playboy executives are eligible for annual bonuses under Playboy’s Executive Incentive Compensation Program. For 2005, participants in this program could earn an annual bonus with a value ranging from 20 percent to 100 percent of their base salaries. We calculated the total bonus amount each executive earned based on Playboy’s net income or net income and group segment profitability objective goals. For each portion of the bonus, there is a range of bonus amounts paid based on the level of achievement with respect to that portion, with a minimum threshold level of performance required before earning each portion of the bonus. Additionally, for corporate participants, except for Ms. Hefner and Mr. Hefner, a portion of the bonus is based on the achievement of non-financial goals. For 2005, the compensation committee determined that Mr. Griffiths, Ms. Havard, Ms. Hefner, Mr. Hefner and Mr. Vaickus should receive payouts under the Executive Incentive Compensation Program.

Long-Term Incentives
      Playboy provides long-term incentive awards through its 1995 Stock Incentive Plan, which the compensation committee administers for Playboy. Subject to the terms of that plan, the compensation committee determines the “key employees” to whom options and other awards may be granted, the number of shares of our Class B common stock covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of options and other awards and other administrative functions. Since the inception of the 1995 Stock Incentive Plan, the compensation committee has granted incentive stock options, non-qualified stock options, restricted stock awards and performance awards. These grants are designed to further the growth, development and financial success of Playboy by providing key employees with strong additional incentives to maximize long-term stockholder value. The committee believes that this objective can be best achieved through assisting key employees to become owners of Playboy stock, which aligns their interests with Playboy’s interests. As stockholders, key employees will benefit directly from Playboy’s growth, development and financial success. Stock option grants and restricted stock awards also enable Playboy to attract and retain the services of those executives whom we consider essential to Playboy’s long-range success by providing these executives with a competitive compensation package and an opportunity to become owners of Playboy stock.

Chairman and Chief Executive Officer Compensation
      Ms. Hefner’s annual base salary for 2005 was $700,000. In determining Ms. Hefner’s salary, the compensation committee considered a number of factors, including Playboy’s overall financial and operational performance over the last few fiscal years. The compensation committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner’s salary slightly above the median of the data reported in relevant compensation surveys and other information it considered.
      The compensation committee calculated Ms. Hefner’s bonus payout of $384,375 according to the terms of Playboy’s Executive Incentive Compensation Program. Ms. Hefner’s maximum bonus opportunity was 100 percent of her base salary. Her bonus was based on achievement of the net income target described above for 2005, and since Playboy achieved only a portion of this target, only a portion of the maximum bonus was paid to her.
      In 2005, the long-term incentive components of Ms. Hefner’s compensation consisted of stock options and restricted stock units. The factors described above with respective to long-term incentives for all “key employees” are also used in determining the level of awards and grants for Ms. Hefner.
      Based on its review, the compensation committee finds Ms. Hefner’s total compensation to be reasonable and not excessive, both in the aggregate and with respect to the mix of individual components of that compensation.

Deductibility of Compensation
      The federal corporate income tax laws limit Playboy’s ability to deduct compensation in excess of $1 million paid annually to certain of Playboy’s most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals established by the compensation committee and approved by the stockholders. The committee’s policy is to seek to qualify all executive compensation for deductibility to the extent that this policy is consistent with Playboy’s overall objectives in attracting, motivating and retaining its executives. However, Playboy may make non-conforming grants from time to time.
Submitted by the compensation committee:
Sol Rosenthal, Chairman
Donald G. Drapkin
Russell I. Pillar

Executive Compensation
      The following tables set forth information regarding the compensation earned by Ms. Hefner, who served as Playboy’s Chairman of the Board and Chief Executive Officer throughout 2005, the four other most highly compensated executive officers of Playboy, other than our Chief Executive Officer, for 2005. We refer to these individuals as our Named Executives. The Summary Compensation table details the salary and bonus earned by and the stock option grants made to and restricted stock payouts to each Named Executive during each of the last three fiscal years. The Option Grants in Last Fiscal Year table explains in more detail the terms and hypothetical values of stock options granted during 2005 to the Named Executives. Finally, the Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values table reflects certain information regarding vested and unvested stock options held by the Named Executives as of December 31, 2005, and the value of those options as of that date.
Summary Compensation

					Long Term Compensation
		Annual Compensation			Class B Common Stock

					Awards			Payouts

						Securities		LTIP	All Other
Name and Principal		Salary		Bonus	Restricted Stock	Underlying		Payouts	Compensation
Position	Year	($)		($)	Awards ($)	Options (#)		($)(1)	($)(2)

Christie Hefner	2005	700,000		384,375	—	90,000	(4)	—	51,081
Chairman of the Board and	2004	700,962	(3)	118,706	—	90,000	(5)	—	47,618
Chief Executive Officer	2003	600,000		465,035	—	150,000	(6)	345,000	28,947
Hugh M. Hefner	2005	1,000,000		274,554	—	—		—	15,382
Editor-in-Chief and	2004	778,846	(3)	52,758	—	—		—	13,983
Chief Creative Officer	2003	750,000		232,518	—	—		—	12,847
James F. Griffiths	2005	675,000		386,542	—	45,000	(4)	—	8,032
Senior Executive Vice	2004	627,500	(3)	162,500	—	45,000	(5)	—	—
President and President,	2003	—		—	—	—		—	—
Entertainment Group
Linda G. Havard	2005	500,000		251,714	—	21,000	(4)	—	15,382
Executive Vice President,	2004	508,068	(3)	143,981	—	24,000	(5)	—	13,983
Finance and Operations	2003	475,000		317,387	—	50,000	(6)	184,000	23,802
and Chief Financial Officer
Alex Vaickus	2005	450,000		237,476	—	21,000	(4)	—	15,382
Executive Vice President	2004	389,423	(3)	140,682	—	18,000	(5)	—	13,983
and President, Global	2003	350,000		191,016	—	50,000	(6)	69,000	8,203
Licensing

(1)	As of December 31, 2005, Ms. Hefner, Mr. Griffiths, Ms. Havard and Mr. Vaickus held 60,000, 30,000, 18,000 and 16,000 restricted stock units, respectively, which were valued at $833,400, $416,700, $250,020 and $222,240, respectively, based on the $13.89 per share closing price of our Class B common stock on the New York Stock Exchange on December 30, 2005. The units were awarded in February 2004 and January 2005. Payouts ranging from 0 percent — 100 percent are dependent on Playboy’s cumulative three-year performance as measured against pre-established performance objectives. Mr. Hefner holds no restricted stock units. Dividends, if any, are not payable on restricted stock units. Amounts shown for 2003 represent the value of restricted stock awards previously granted under the 1995 Stock Incentive Plan, which vested in February 2003.

(2)	The amounts disclosed for year 2005 include:

(a)	Playboy profit-sharing contributions of $8,032 on behalf of Ms. Hefner, Mr. Hefner, Mr. Griffiths, Ms. Havard and Mr. Vaickus earned in 2005 under Playboy’s Employees Investment Savings Plan.

(b)	Playboy 401(k) matching contributions of $7,350 on behalf of Ms. Hefner, Mr. Hefner, Ms. Havard and Mr. Vaickus in 2005 under Playboy’s Employees Investment Savings Plan. Mr. Griffiths did not participate in the 401(k) plan in 2005.

(c)	Playboy deferred compensation matching contributions of $21,305 on behalf of Ms. Hefner in 2005 under Playboy’s DCP.

(d)	A service award of $14,394 on behalf of Ms. Hefner.

(3)	For fiscal year 2004, salaries reflect compensation paid for 27 pay periods as compared to fiscal years 2005 and 2003 in which salaries reflected compensation paid for 26 pay periods. The annual base salary in effect for fiscal year 2004 for Ms. Hefner, Mr. Hefner, Mr. Griffiths, Ms. Havard and Mr. Vaickus was $675,000, $750,000, $650,000, $489,250 and $375,000, respectively.

(4)	Represents non-qualified stock options granted in 2005 under the 1995 Stock Incentive Plan. The options have an exercise price of $11.86 (100 percent of the fair market value on the business day immediately preceding the date of grant) and an expiration date of January 21, 2015. One-third of the options became exercisable on January 21, 2006, another one-third of these options will become exercisable on January 21, 2007 and the remaining one-third of these options will become exercisable on January 21, 2008.

(5)	Represents non-qualified stock options granted in 2004 under the 1995 Stock Incentive Plan. The options have an exercise price of $14.48 (100 percent of the fair market value on the business day immediately preceding the date of grant) and an expiration date of February 4, 2014. One-third of the options became exercisable on February 4, 2005, another one-third of these options became exercisable on February 4, 2006 and the remaining one-third of these options will become exercisable on February 4, 2007.

(6)	Represents non-qualified stock options granted in 2003 under the 1995 Stock Incentive Plan. The options have an exercise price of $10.00 (100 percent of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 8, 2013. As of January 8, 2006, these options were fully vested. One-third of these options became exercisable on January 8, 2004, another one-third of these options became exercisable on January 8, 2005 and the remaining one-third of these options became exercisable on January 8, 2006.
Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percent of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted			Option Term ($)(1)
	Options	to Employees	Exercise	Expiration
Name	Granted (#)	in Fiscal Year (%)	Price ($)	Date	5%	10%

Christie Hefner	90,000	16.92	11.86	1/21/2015	672,462	1,697,166
Hugh M. Hefner	—	—	—	—	—	—
James F. Griffiths	45,000	8.46	11.86	1/21/2015	336,231	848,583
Linda G. Havard	21,000	3.95	11.86	1/21/2015	156,908	396,005
Alex Vaickus	21,000	3.95	11.86	1/21/2015	156,908	396,005

(1)	The values shown are based on the assumed hypothetical compound annual appreciation rates of 5 percent and 10 percent prescribed by Securities and Exchange Commission rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of Class B common stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option will be measured by the difference between the price of the Class B common stock and the exercise price on the date the option is exercised.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

				Number of Securities		Value of Unexercised In-the-
				Underlying Unexercised Options		Money Options at Fiscal Year-
				at Fiscal Year-End (#)(1)		End ($)(2)

				Exercisable	Unexercisable	Exercisable	Unexercisable
	Shares
	Acquired		Value	Class B	Class B	Class B	Class B
	on Exercise		Realized	Common	Common	Common	Common
Name	(#)		($)	Stock	Stock	Stock	Stock

Christie Hefner	31,165	(3)	69,186	998,221	200,000	389,000	377,200
Hugh M. Hefner	—		—	—	—	—	—
James Griffiths	—		—	15,000	75,000	—	91,350
Linda G. Havard	—		—	211,334	53,666	217,494	107,461
Alex Vaickus	—		—	83,834	49,666	166,658	107,461

(1)	Represents the number of shares of Class B common stock underlying options held by each person set forth below. As of December 31, 2005, there were no options on shares of Class A common stock outstanding.

(2)	Calculated based on the closing price of Playboy Class B common stock on December 30, 2005 (the last business day of the fiscal year) of $13.89, less the option exercise price, multiplied by the number of shares. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

(3)	Includes 27,890 shares which were forfeited by Ms. Hefner in payment of the exercise price and applicable tax withholding obligations related to the exercise.

Equity Compensation Plan Information
      The following table sets forth information regarding outstanding options and shares reserved for future issuance as of December 31, 2005.

Class B Common Stock

Number of Securities Remaining
	Number of Securities to		Available for Future Issuance
	be Issued Upon	Weighted Average	Under Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding Securities
Plan Category(1)	Options	Outstanding Options	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,374,135	$15.85	1,093,134

(1)	Playboy has no equity compensation plans that have not been approved by stockholders.
Change In Control Agreements
      To help us retain our most senior executive officers, the Board of Directors has approved Playboy entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates after a “change in control” of Playboy. Mr. Griffiths, Ms. Havard, Ms. Hefner, Mr. Rosenzweig and Mr. Vaickus currently are parties to such agreements. Each agreement provides that:

•	payments become due and benefits are provided if, within 18 months after a change in control, the officer is involuntarily terminated for reasons other than death, disability or “cause,” or voluntarily terminates his or her employment for a limited number of permitted reasons described in the agreement;

•	lump-sum cash payments will be made within ten days following termination in the following amounts:

(i)	three times the sum of (A) the officer’s annual base salary in effect immediately prior to the occurrence of the change in control and (B) the greater of (x) the average bonus earned by the officer for the three fiscal years prior to the year in which the change in control occurs and (y) the targeted bonus for the offer’s position as set forth under Playboy’s Executive Incentive Compensation Plan for the applicable year (with the greater of (x) and (y) referred to as the “highest bonus”); and

(ii)	the sum of (A) any unpaid incentive compensation which has been allocated or awarded to the officer for a completed fiscal year or other measuring period preceding the termination and is contingent only upon the continued employment of the officer to a subsequent date and (B) a pro-rata portion of the highest bonus for the year in which termination of employment occurs;

•	if an agreement becomes operative, the amount of the lump-sum cash payments, as well as any other payments owed to officers by us or our affiliates, would be grossed-up to compensate the executive for the imposition of any “golden parachute” excise tax imposed thereon;

•	any restricted stock held by the officer will become fully vested and free from restrictions;

•	the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to three years from the effective date of termination; and

•	the agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless Playboy or the officer gives notice that it or the officer does not wish to extend the agreement.

      These change-in-control agreements provide that a “change in control” takes place whenever any of the following events occur:

•	we liquidate or dissolve;

•	we sell, exchange or otherwise dispose of Playboy magazine;

•	any occurrence by which Mr. Hefner and Ms. Hefner cease, collectively, to hold, directly or indirectly, at least 50 percent of the stock entitled to vote generally in the election of our directors;

•	we merge, consolidate or reorganize, or sell all or substantially all of our assets, unless we initiate the transaction and, as a result of the transaction, persons who held not less than a majority of the combined voting power of our outstanding voting stock immediately prior to the transaction hold not less than a majority of the combined voting power of the securities of the surviving or transferee corporation;

•	an equity or other investment in Playboy, the result of which is that Ms. Hefner ceases to serve as our Chief Executive Officer, or relinquishes upon request or is divested of any of the following responsibilities:

(i)	functioning as the person primarily responsible for establishing policy and direction for Playboy; or

(ii)	being the person to whom the executive reports; or

•	the adoption by the Board of Directors of a resolution that a change in control has occurred.
      Under the agreements, “cause” is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to Playboy.
Employment Agreements
      James F. Griffiths. Effective January 8, 2004, Playboy entered into an employment agreement with Mr. Griffiths and hired Mr. Griffiths as Senior Executive Vice President, reporting to our Chief Executive Officer and serving as Playboy’s most senior executive in regard to his responsibilities. Mr. Griffiths’ employment agreement will terminate on January 19, 2007, unless sooner terminated by us or Mr. Griffiths. The employment contract entitles Mr. Griffiths to an annual base salary of $650,000. For 2005 and 2006, Mr. Griffiths’ annual salary has been set at $675,000. Under the employment agreement, Mr. Griffiths is eligible to participate in Board-approved incentive plans at a maximum level of 100 percent of his base salary. If Mr. Griffiths is employed on December 31, 2006, he will receive whatever incentive compensation payout he is entitled to for fiscal 2006 at the time such payout is made to other executives of Playboy, even if the payout is made after the term of the agreement. The employment agreement provides that, in each year from 2004 to 2006, Mr. Griffiths will be granted non-qualified options to purchase 45,000 shares of our Class B common stock and 15,000 restricted stock units, subject to the Playboy’s stock option plan and as determined by Playboy’s compensation committee, which will be consistent with the terms and conditions of grants and awards made to other executive officers of Playboy. Accordingly, Mr. Griffiths received such grants for 2004, 2005 and 2006.
      Under the employment agreement, in the event that we terminate the employment agreement for “cause” (as such term is defined in the employment agreement), Mr. Griffiths will not be entitled to any compensation or other amount from us from the effective date of the termination. In the event that the employment agreement is terminated by us without “cause” or by Mr. Griffiths in the event that he is asked to report to anyone other than our Chief Executive Officer, Playboy hires a President or Chief Operating Officer, his duties are materially diminished or his principal place of business is changed to a location more than 50 miles from Glendale, California, Mr. Griffiths will be entitled to receive a severance payment in the sum of 12 months of his then base salary. If Mr. Griffiths’ employment agreement is terminated on account of his disability or death, he (or his estate or personal representative) will be entitled to receive a payment in the sum of six months of his then base salary and a pro rata payout under the incentive compensation plan for him in the year of such termination.
      Linda G. Havard. In May 2002, we agreed to severance arrangements with Ms. Havard. In the event that Ms. Havard is terminated at any time not “for cause,” Ms. Havard will be entitled to receive 12 months severance pay based on her salary at that time. In the event of such termination, Ms. Havard will have no duty to mitigate damages and will be free to accept other employment at her discretion.
1995 Stock Incentive Plan
      The 1995 Stock Incentive Plan provides that the compensation committee may grant or issue stock options, restricted stock, deferred stock, performance awards and stock payments, or any combination of them. Awards under the 1995 Stock Incentive Plan may be granted to individuals who are then officers or other employees of Playboy or any of its present or future subsidiaries and who are determined by the compensation committee to be key employees. Notwithstanding the foregoing, Mr. Hefner is not eligible to receive options under the 1995 Stock Incentive Plan. A total of approximately 5.5 million shares of Class B common stock are authorized for issuance under the 1995 Stock Incentive Plan, of which approximately 4.6 million shares were subject to outstanding or exercised options or restricted stock awards as of December 31, 2005. If any portion of an option, restricted stock grant or other award terminates or lapses unexercised or unvested, or is cancelled, the shares which were subject to the unexercised portion of option, restricted stock or other award, will again be available for issuance under the 1995 Stock Incentive Plan.
      The 1995 Stock Incentive Plan contains a change of control provision. In the event of a change of control of Playboy, options that are unvested on the effective date of the change of control will become immediately exercisable. For purposes of the 1995 Stock Incentive Plan, a “change of control” means the occurrence of any of the following events: (i) except in a transaction described in clause (iii) below, Mr. Hefner, Ms. Hefner, the HMH Playboy Stock Trust (for so long as Mr. Hefner and Ms. Hefner are joint trustees or one of them is sole trustee), and the Hugh M. Hefner Foundation (for so long as Mr. Hefner and Ms. Hefner are joint trustees or one of them is sole trustee) cease collectively to own a majority of the total number of votes that may be cast for the election of directors of Playboy; or (ii) a sale of Playboy magazine by Playboy; or (iii) the liquidation or dissolution of Playboy, or any merger, consolidation or other reorganization of Playboy unless (x) such transaction is initiated by Playboy, and (y) is one in which the stockholders of Playboy immediately prior to the reorganization become the majority stockholders of a successor or ultimate parent corporation of Playboy resulting from the transaction and (z) in connection with the event, provision is made for an assumption of outstanding options and rights or a substitution for them of a new option or right in the successor or ultimate parent of substantially equivalent value.

PERFORMANCE GRAPH
      The following graph compares the yearly percentage change in total stockholder return on our Class B common stock with the cumulative total return of the Russell 2000 Stock Index and with our peer group, which is comprised of Time Warner Inc., Meredith Corporation, MGM Mirage, Playboy Enterprises, Inc., Primedia, Inc., The Walt Disney Company, World Wrestling Entertainment, Inc. and Viacom Inc.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX, AND A PEER GROUP

*	$100 invested on 12/31/00 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

TRANSACTIONS WITH MANAGEMENT
      Playboy owns a 29-room mansion located on 5 1/2 acres in Los Angeles, California. The Playboy Mansion is used for various corporate activities, including serving as a valuable location for television production, magazine photography and for online, advertising, marketing and sales events. It also enhances our image as host for many charitable and civic functions. The Playboy Mansion generates substantial publicity and recognition, which increases public awareness of us and our products and services. Its facilities include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Playboy Mansion also includes accommodations for guests and serves as an office and residence for Hugh M. Hefner, our Editor-in-Chief and Chief Creative Officer. It has a full-time staff that performs maintenance, serves in various capacities at the functions held at the Playboy Mansion and provides our and Mr. Hefner’s guests with meals, beverages and other services.
      Under a 1979 lease entered into with Mr. Hefner, the annual rent Mr. Hefner pays to us for his use of the Playboy Mansion is determined by independent experts who appraise the value of Mr. Hefner’s basic accommodations and access to the Playboy Mansion’s facilities, utilities and attendant services based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per-unit value of non-business meals, beverages and other benefits he and his personal guests receive. These standard food and beverage per-unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are reappraised every three years and are annually adjusted between appraisals based on appropriate consumer price indexes. Mr. Hefner is also responsible for the cost of all improvements in any Hefner residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.
      Mr. Hefner’s usage of Playboy Mansion services and benefits is recorded through a system initially developed by the professional services firm of PricewaterhouseCoopers LLP and now administered by us, with appropriate modifications approved by the audit and compensation committees of the Board of Directors. The lease dated June 1, 1979, as amended, between Mr. Hefner and us renews automatically at December 31 each year and will continue to renew unless either Mr. Hefner or we terminate it. The rent charged to Mr. Hefner during 2005 included the appraised rent and the appraised per-unit value of other benefits, as described above. Within 120 days after the end of our fiscal year, the actual charge for all benefits for that year is finally determined. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. We estimated the sum of the rent and other benefits payable for 2005 to be $1.1 million, and Mr. Hefner paid that amount during 2005.
      We purchased the Playboy Mansion in 1971 for $1.1 million and in the intervening years have made substantial capital improvements at a cost of $13.9 million through 2005 (including $2.5 million to bring the Hefner residence accommodations to a standard similar to the Playboy Mansion’s common areas). The Playboy Mansion is included in our Consolidated Balance Sheets at December 31, 2005 at a net book value of $1.5 million, including all improvements and after accumulated depreciation. We incur all operating expenses of the Playboy Mansion, including depreciation and taxes, which were $3.1 million for 2005, net of rent received from Mr. Hefner.
      On March 15, 2005, we issued and sold in a private placement $100.0 million aggregate principal amount of our 3.00% convertible senior subordinated notes due 2025. On March 28, 2005, we issued and sold in a private placement an additional $15.0 million aggregate principal amount of the convertible notes due to the initial purchasers’ exercise of the over-allotment option.
      On November 3, 2005, Playboy purchased the outstanding shares of Playboy.com, Inc. Series A Preferred Stock held by Mr. Hefner for $6.9 million. The repurchase amount was equal to the original issue price plus 8 percent per annum compounded annually from the issuance date through October 31, 2005. The shares of Playboy.com Series A Preferred Stock were issued on August 13, 2001 at an issue price of $7.1097 per share. From and after August 10, 2006, the holders of the Series A Preferred Stock could require Playboy.com to redeem any and all of their shares of Playboy.com Series A Preferred Stock at a redemption price equal to the original issue price plus 8 percent per annum compounded annually through the redemption date. At August 10, 2006, the redemption price for Mr. Hefner’s shares would have been $7.4 million.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the compensation committee during 2005 were Messrs. Rosenthal (Chairman), Drapkin and Pillar, none of whom has (i) served at any time as an officer or employee of Playboy or our subsidiaries, (ii) any relationship with Playboy or our subsidiaries other than service as a director or (iii) received any compensation from Playboy or our subsidiaries other than in his capacity as a member of the Board of Directors or a committee thereof. None of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the compensation committee of Playboy.
REPORT OF THE AUDIT COMMITTEE
      The audit committee of the Board of Directors is currently made up of Messrs. Chemerow (who is the Chairman), Bookshester and Kern. As set forth in more detail in the audit committee’s charter, the primary responsibilities of Playboy’s audit committee fall into three broad categories:

•	to serve as an independent and objective party to monitor Playboy’s financial reporting process and internal control system;

•	to review and appraise the audit efforts of Playboy’s independent registered public accounting firm and internal auditing function; and

•	to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditing function, and the Board of Directors.
      The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee’s charter. To carry out its responsibilities, the audit committee met ten times during 2005.
      In overseeing the preparation of Playboy’s financial statements, the audit committee met with both management and Playboy’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee discussed the statements with both management and the independent registered public accounting firm. The audit committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), Securities and Exchange Commission rules and other professional standards.
      With respect to Playboy’s independent registered public accounting firm, the audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent registered public accounting firm the firm’s independence.
      The audit committee has also considered whether the provision of services by Ernst & Young LLP that are not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young LLP’s independence.
      Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in Playboy’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The audit committee also selected Ernst & Young LLP to serve as Playboy’s independent registered public accounting firm for 2006. The Board of Directors is recommending that stockholders ratify that appointment at the annual meeting.
      Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Playboy’s independent registered public accounting firm is responsible for auditing those financial statements.
      Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.
Submitted by the audit committee:

David I. Chemerow (Chairman)
Dennis S. Bookshester
Jerome H. Kern
      The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the Report be deemed to be incorporated by reference in any previous or future documents filed by Playboy with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request the Report to be treated as soliciting material or specifically incorporate the Report by reference in any such document.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
      The audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2006. The Board of Directors is recommending that stockholders ratify that appointment at the annual meeting. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2005 and 2004. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to questions from stockholders and to make a statement, should they wish to do so. Although we are not required to seek stockholder approval of the appointment of our independent registered public accounting firm, we believe it to be sound corporate governance to do so. If the appointment of Ernst & Young LLP is not ratified by the stockholders, our audit committee will investigate the reasons for the stockholder rejection and will consider appointing a different independent registered public accounting firm.
      For 2004 and 2005, our engagement agreements with Ernst & Young LLP set forth the terms by which Ernst & Young LLP was to perform audit services for us. These agreements contained alternative dispute resolution procedures and an exclusion of punitive damages. We expect to enter into a comparable engagement agreement with Ernst & Young LLP in connection with its performance of audit services for us in 2006.
      The following table sets forth in more detail the fees incurred for the professional services of Ernst & Young LLP in 2005 and 2004.

	2005	2004

Audit Fees(1)	$1,248,000	$971,000
Audit-Related Fees(2)	18,000	17,000
Tax Fees(3)	204,000	279,000
All Other Fees(4)	—	—

(1)	Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, for an audit of our internal control over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services provided in connection with our note offering in 2005 and our public equity offering in 2004.

(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” These fees were for services in connection with employee benefit plan audits.

(3)	Tax fees consist of services performed by our independent registered public accounting firm’s tax division, except those related to the audit, and include fees for tax compliance, including foreign subsidiary tax return preparation, tax planning and tax advice.

(4)	There were no fees billed for other services rendered by our independent registered public accounting firm that would be included in “All Other Fees” for the year ended December 31, 2005 or December 31, 2004.
      The audit committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. The audit committee has adopted policies and procedures for pre-approving services (audit and non-audit) performed by the independent registered public accounting firm. In accordance with such policies and procedures, the audit committee is required to pre- approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the firm’s independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the audit committee. The audit committee has delegated to the Chairman of the audit committee specific pre-approval authority provided that the estimated fee for any such engagement is de minimis. The Chairman of the audit committee must report, for information purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the audit committee shall be submitted to the audit committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on independence.
      With respect to each proposed pre-approved service, our independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided. Periodically, but not less than quarterly, our Chief Financial Officer will provide the audit committee with a report of audit and non-audit services provided and expected to be provided by our independent registered public accounting firm. All of the services of Ernst & Young LLP in 2005 described above were pre-approved by our audit committee in accordance with our Audit and Non-Audit Services Policy.
OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange. Officers, directors and greater than 10 percent beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received and on written representations from certain reporting persons that no other reports were required during 2005, all of our officers, directors and greater than 10 percent beneficial owners complied with their Section 16(a) filing requirements, except that a Form 4 for Ms. Hefner reporting the acquisition of 141 shares as an employee service award was not timely filed.
Stockholder Proposals for the 2007 Annual Meeting
      If you wish to submit a proposal for us to consider for inclusion in our 2007 proxy materials and for presentation at our 2007 Annual Meeting of Stockholders, you must send the proposal so that we receive it no later than December 16, 2006, unless the 2007 Annual Meeting will be held on a date that is more than 30 days before or after May 17, 2007, the anniversary of the date of the 2006 Annual Meeting, in which case we must receive your proposal within a reasonable time before we mail the proxy materials for the 2007 Annual Meeting. Stockholder proposals to be presented at our 2007 Annual Meeting of Stockholders that are not intended to be considered for inclusion in our 2007 proxy materials must be received by us no later than March 1, 2007. Stockholder proposals received after that date will be considered untimely. Proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. We recommend that you send your stockholder proposals via certified mail, return receipt requested, so that you will have confirmation of the date we received your proposal.
Playboy’s Annual Report and Financial Information
      A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements, has been filed with the Securities and Exchange Commission. You may obtain our

Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov.
Expenses of Solicitation
      We are soliciting proxies primarily by mailings such as this one, but we may also solicit proxies personally and by telephone calls placed by our officers and employees (without additional compensation). We will bear the expenses of all solicitations, which may also include the reimbursement of brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our common stock and seeking instruction from those beneficial owners with respect to the proxy materials.
Other Business
      As of the date of these proxy materials, management knows of no other business that will be presented for consideration at the Annual Meeting.

PROXY	PLAYBOY ENTERPRISES, INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2006
     The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 20, 2006, at the 2006 Annual Meeting of Stockholders of Playboy Enterprises, Inc. to be held May 17, 2006 and at any and all adjournments or postponements of that meeting. The undersigned hereby further authorizes such Proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any and all adjournments or postponements thereof. Receipt of the Notice of the 2006 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.
     The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, KERN, PILLAR, ROSENTHAL AND ROSENZWEIG AS DIRECTORS; “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006; AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
(Continued, and to be marked, signed and dated, on other side)

 FOLD AND DETACH HERE 

PLAYBOY ENTERPRISES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ˜
The Board of Directors recommends a vote FOR proposals (1) and (2):

1.	Election of Directors: Nominees: 01-D. Bookshester, 02-D. Chemerow, 03-D. Drapkin, 04- C. Hefner, 05-J. Kern, 06-R. Pillar, 07-S. Rosenthal, 08-R. Rosenzweig.	For All ¡	Withheld All ¡	For All Except ¡	2.	To ratify the selection of Ernst & Young LLP as Playboy Enterprises, Inc.’s independent registered public accounting firm for 2006.	For ¡	Against ¡	Abstain ¡

To withhold authority to vote for one or more (but less than all) nominees, write such nominee(s) name below and mark “For All Except” to the right.

The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

Dated: ______________________, 2006

Signature(s)

The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenants, all such tenants must sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name. If the signature is by a partnership, a partner should sign the full partnership name.

 FOLD AND DETACH HERE 
YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.